Item 9.01 Financial Statements and Results

Exhibit 99.1

Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Increased
Third Quarter 2015 Net Income of $852,000

Quality Loan and Deposit Growth, Improved Asset Quality Highlight Strong Performance

Oswego, N.Y. — October 30, 2015 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced third quarter 2015 net income available to common shareholders of $852,000, an increase of 19.5% compared to $713,000 for the third quarter of 2014. Earnings amounted to $0.20 per diluted share for the third quarter of 2015, an increase of 17.6% compared to $0.17 per diluted share earned in the prior year period. Third quarter 2015 revenue (net interest income and total noninterest income) of $6.0 million increased $693,000, or 13.1%, compared to $5.3 million for third quarter 2014. 2015 year-to-date net income available to common shareholders was $2.0 million, or $0.48 per diluted share, up 9.1% from the first nine months of 2014.
Third Quarter 2015 Performance Highlights
•	Net interest income improved to $4.8 million, up 9.1% from third quarter 2014
•	Noninterest income of $1.2 million increased 32.4% from the prior year quarter
•	Loans of $414.8 million grew by $27.3 million, or 7.0%, from December 31, 2014
•	Total deposits of $496.3 million were up $80.8 million, or 19.4%, from December 31, 2014
•	The ratio for average interest-earning assets to average interest-bearing liabilities improved to 122.01% compared to 116.60% for the prior year quarter
•
The Bank's asset quality metrics remained stable and favorable. Nonperforming loans to total loans were 1.27% at September 30, 2015, improved from 1.56% and 1.99% as of June 30, 2015 and September 30, 2014, respectively.

"Pathfinder's strong third quarter and year-to-date results are reflective of solid loan growth across our portfolios, significant improvement in the Bank's asset quality and continued expansion of our business presence in the metropolitan Syracuse market area," said Thomas W. Schneider, President and Chief Executive Office. "Driven by solid loan growth, we were able to increase net interest income by more than 9%, compared to third quarter 2014, despite continued margin compression. Importantly, our third quarter provision for loan losses was down by $190,000, compared to the prior year quarter, due to lower net charge-offs and a substantive reduction in nonperforming loans. We continued to demonstrate the strength of our Central New York brand by adding $38.8 million in deposits during third quarter 2015, providing abundant low-cost funding for additional growth. Increased expense levels, compared to third quarter 2014, were the result of planned expenditures for elevating awareness and driving business activity for our newest location in Syracuse, New York. During the third quarter, our Board elected to increase our quarterly cash dividend by $0.02 per share to $0.05, because of the Company's strong year-to-date performance, as well as future business prospects. Our Board is committed to enhancing shareholder value and considers our cash dividend to be an important component of value creation."
Income Statement
Third quarter 2015 net interest income increased $401,000, or 9.1%, to $4.8 million compared to $4.4 million for the third quarter of 2014.  The improvement was due principally to the $397,000 increase in interest income resulting from an increase of $56.7 million, or 11.1%, in average interest-earning assets compared to the prior year quarter. Average loans of $409.2 million were up $45.9 million, or 12.6%, from the third quarter 2014 with diversified growth in commercial and residential mortgage loans. Average taxable investment securities were $116.2 million, an increase of $8.8 million, or 8.2%, from the prior year quarter. Third quarter interest expense decreased modestly by $4,000 to $652,000, reflecting a four basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $27.1 million, or 6.2%, increase in average interest-bearing liabilities compared to third quarter 2014. Average deposits for the third quarter of 2015 were up $26.3 million compared to the prior year quarter.
For the nine months ended September 30, 2015 net interest income increased $1.4 million, or 11.5%, to $14.0 million compared to the 2014 period. Interest income for the nine-month period was $15.8 million, an increase of $1.3 million, or 8.8%, compared to the first nine months of 2014. The increase primarily resulted from growth of $68.0 million, or 13.8%, in average interest-earning assets compared to the prior year period. Average loans increased by $44.4 million, or 12.5%, while average taxable investment securities increased $18.2 million, or 17.9%. All loan product segments recorded increases led by increases in commercial and industrial loans and 1-4 family first-lien residential mortgages. Pathfinder Bank's disciplined customer contact efforts have allowed the Company to continue to grow in its targeted market areas while maintaining its credit standards. Interest expense of $1.9 million for the nine months ended September 30, 2015 declined $158,000, or 7.8%, from the prior year period, reflecting a nine basis point decrease in the average cost of interest-bearing liabilities, partially offset by an increase in average interest-bearing liabilities of $34.7 million.
Net interest margin for the three months and nine months ended September 30, 2015, was 3.39% and 3.33%, respectively, compared to 3.45% and 3.40% for the comparable periods in 2014. The decrease in the net interest margin compared to third quarter 2014 was primarily a result of the 19 basis point reduction in the yield on average loans and the 11 basis point increase in the average rate paid on money market deposit accounts, partially offset by a four basis point reduction in the average rate paid on time deposits. Margin compression was offset by solid loan and deposit growth. Also affecting the net interest margin is the Company's decision to keep a substantial portion of its investment portfolio in short duration obligations in anticipation of a future increase in long-term interest rates.

The provision for loan losses for the quarter ended September 30, 2015 was $220,000, improved from $410,000 for the prior year quarter. The decrease in the provision for the three month period is reflective of the quality of growth in the Bank's commercial lending portfolio as well as the successful outcomes of significant portfolio work-out efforts, including a substantial decline in nonperforming loans in the third quarter of 2015. For the nine month period ended September 30, 2015, the provision was $1.0 million compared with a provision of $930,000 for the same period in 2014.  This increase was due primarily to the 12.5% increase in average loan balances in the first nine months of 2015 as compared with the first nine months of 2014, as noted above.
Third quarter 2015 noninterest income of $1.2 million increased $292,000, or 32.4%, compared to $900,000 for the prior year third quarter. The increase in current year noninterest income was due primarily to a $135,000 gain recorded during the third quarter of 2015 related to proceeds from a bank owned life insurance policy, along with an increase of $85,000 in net gains on sales and redemptions of investment securities compared to the prior year period. In addition, other charges, commissions and fees rose by $48,000, or 15.8%, reflecting higher commission income from Pathfinder Risk Management's 51% interest in FitzGibbons Agency, LLC.
Noninterest income for the first nine months of 2015 was $3.0 million, an increase of $406,000, or 15.6%, compared to $2.6 million for the prior year period. The improvement in 2015 noninterest income was due primarily to increased income from bank owned life insurance (up $210,000), higher net gains on sales and redemptions of securities (up $159,000), and increased other charges, commissions and fees (up $137,000). Favorability was partially offset by a decrease in loan servicing fees (down $54,000) and lower service charges on deposit accounts (down $41,000).
Total noninterest expense for third quarter 2015 was $4.6 million, an increase of $746,000, or 19.6%, in comparison to $3.8 million for the prior year quarter. The increase in noninterest expense was principally driven by the $337,000 increase in salary and benefit expenses related to merit increases and personnel costs associated with the staffing of the Company's new downtown Syracuse business banking office. In addition, building occupancy costs rose by $114,000 related to the opening of the new Syracuse office in third quarter 2014, while higher other expenses reflect the Company's continued efforts to expand brand awareness and drive business activities in the Syracuse market.
Noninterest expense for the nine months ended September 30, 2015 increased $1.5 million, or 13.3%, to $13.0 million from $11.5 million for the prior year period. The increase was due largely to the $690,000 increase in personnel expenses and $286,000 increase in building occupancy expenses between these two time periods.  Both expense trends were partially impacted by the opening of the new downtown Syracuse business banking office during the third quarter of 2014.  Higher other expenses largely reflect investments related to the Company's continued efforts to expand brand awareness and drive business activities in the Syracuse market.

Balance Sheet at September 30, 2015
Total assets at September 30, 2015 were $607.2 million, up $46.2 million, or 8.2%, from December 31, 2014. This increase was primarily a result of higher loans and available-for-sale securities. Total loans grew $27.3 million in the first nine months of 2015, compared to the prior year period, reflecting strength in the residential and commercial portfolios. Growth in the securities portfolio reflects the acquisition of short-term collateral for the inflow of municipal deposits which typically occurs in the first and third quarters. Also, the Company continues to invest in shorter duration investment securities in anticipation of higher future long-term interest rates.
 Total deposits at September 30, 2015 were $496.3 million, an increase of $80.8 million, or 19.4%, from December 31, 2014. The increase was driven by continued substantial municipal inflows related to seasonal tax collections, increased inflows from commercial banking relationships and strong third quarter 2015 growth in core demand deposits.
Asset Quality
Third quarter asset quality metrics remained stable in comparison to recent reporting periods and reflect the markets where Pathfinder branches are located, the quality of new loans added and the successful outcomes of significant portfolio work-out efforts. The ratio of net loan charge-offs to average loans for third quarter 2015 remained favorable at 0.21%, compared to 0.12% for second quarter 2015 and 0.30% for third quarter 2014. Nonperforming loans to total loans were 1.27% for the third quarter, an improvement of 29 basis points compared to 1.56% in second quarter 2015 and a 72 basis point improvement from 1.99% for third quarter 2014. The loan loss allowance to non-performing loans for third quarter 2015 was 109.22%, improved from 93.96% for second quarter 2015 and 69.48% for third quarter 2014.
Cash Dividend Increased
As previously announced, on September 24, 2015, the Company's Board of Directors declared a cash dividend of $0.05 per common share for the quarter ending September 30, 2015, which is payable to shareholders of record as of October 14, 2015 on November 3, 2015. The quarterly cash dividend represents a $0.02 increase compared to the $0.03 dividend declared in the second quarter of 2015. Based on the closing price of the Company's common stock of $11.13 on October 22, 2015, the implied dividend yield is 1.8%. Measured against third quarter 2015 earnings per diluted share of $0.20, the dividend represents what the Company believes is a sustainable payout level. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

Subordinated Loan Agreement
The Company announced on September 30, 2015, that it had entered into a subordinated loan agreement which provides the Company with $10.0 million in unsecured, subordinated debt financing, effective October 15, 2015. The loan is expected to qualify as Tier 2 capital for regulatory capital purposes where applicable. The Company intends to use part of the proceeds for general corporate purposes and to help support the repayment of $13 million in variable rate, non-cumulative perpetual senior preferred stock issued through the United States Department of the Treasury's Small Business Lending Fund.
About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. (the "Company") is a Maryland corporation headquartered in Oswego, NY. The Company's primary business is its 100% ownership of Pathfinder Bank (the "Bank"). Pathfinder Bank is a New York chartered savings bank with eight full service offices located in Oswego County and northern Onondaga County, as well as a business banking office located in downtown Syracuse, NY. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. In October 2014, the Company completed its conversion from a mutual holding company to full public ownership by selling 2.6 million shares of common stock which raised $26.4 million in gross proceeds.  As of September 30, 2015, there were 4,352,203 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At September 30, 2015, the Company and subsidiaries had total consolidated assets of $607.2 million, total deposits of $496.3 million and shareholders' equity of $70.8 million.
Forward-Looking Statement
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Condensed Income Statement
Interest and dividend income	$5,449	$5,052	$15,837	$14,552
Interest expense	652	656	1,858	2,016
Net interest income	4,797	4,396	13,979	12,536
Provision for loan losses	220	410	1,004	930
	4,577	3,986	12,975	11,606
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	1,087	887	2,808	2,535
Net gain on sales of securities,
loans and foreclosed real estate	105	13	201	68
Noninterest expense	4,558	3,812	13,014	11,483
Income before income taxes	1,211	1,074	2,970	2,726
Provision for income taxes	316	317	829	767

Net Income	$895	$757	$2,141	$1,959
Net Income attributable to noncontrolling interest	$10	$11	$33	$48
Net Income attributable to Pathfinder Bancorp, Inc.	$885	$746	$2,108	$1,911

Preferred stock dividends	33	33	97	63
Net income available to common shareholders	$852	$713	$2,011	$1,848

	For the Periods Ending
	September 30,	December 31,	September 30,
	2015	2014	2014
Selected Balance Sheet Data
Assets	$607,198	$561,024	$570,034
Earning assets	566,027	524,474	530,748
Total loans	414,795	387,538	374,257
Deposits	496,342	415,568	483,029
Borrowed funds	29,225	66,100	31,021
Allowance for loan losses	5,732	5,349	5,171
Junior subordinated debentures	5,155	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	70,766	68,790	44,963

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.21%	0.25%	0.30%
Allowance for loan losses to period end loans	1.38%	1.38%	1.38%
Allowance for loan losses to nonperforming loans	109.22%	85.50%	69.48%
Nonperforming loans to period end loans	1.27%	1.61%	1.99%
Nonperforming assets to total assets	0.94%	1.16%	1.38%

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Key Earnings Ratios
Return on average assets	0.59%	0.52%	0.47%	0.47%
Return on average common equity	6.10%	8.81%	4.89%	7.86%
Return on average equity	4.98%	6.29%	3.99%	5.55%
Net interest margin	3.39%	3.45%	3.33%	3.40%

Share and Per Share Data
Basic weighted average shares outstanding*	4,126,110	4,179,318	4,120,044	4,172,522
Basic earnings per share*	$0.21	$0.17	$0.49	$0.44
Diluted weighted average shares outstanding*	4,196,621	4,221,452	4,184,611	4,213,146
Diluted earnings per share*	$0.20	$0.17	$0.48	$0.44
Cash dividends per share	$0.05	$0.03	$0.11	$0.09
Book value per common share at September 30, 2015 and 2014			13.27	12.18
Tangible book value per common share at September 30, 2015 and 2014			12.18	10.44

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Historical basic and diluted earnings per share and average weighted shares outstanding have been adjusted by the exchange ratio of 1.6472 used in the Conversion and Offering that occurred on October 16, 2014.
Book value and tangible book value per common share at September 30, 2014 was not adjusted by the exchange ratio.
Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.